Exhibit 99.1


April 23, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                    GCI ANNOUNCES FIRST QUARTER 2003 RESULTS

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today announced its results for the first quarter of 2003. For the first quarter of 2003, the company expects net income will total $2.6 million or $0.04 per share on a diluted basis, after the cumulative effect of a change in accounting principle of $0.5 million or $(0.01) per share on a diluted basis, net of income tax benefit. The expected first quarter 2003 net income compares to net income of $2.2 million or $0.03 per share for the first quarter of 2002.

         Revenues are expected to total $92.8 million for the first quarter of 2003, an increase of 5.2 percent as compared to $88.2 million in the first quarter of 2002. Earnings before interest, taxes, depreciation, and amortization (EBITDA) is expected to increase to $28.9 million for the first quarter of 2003, an increase of $3.8 million or 15.1 percent when compared to first quarter 2002 EBITDA of $25.1 million. Revenues for the first quarter increased sequentially
0.5 percent to $92.8 million as compared to revenues of $92.3 million in the fourth quarter of 2002. GCI's first quarter EBITDA of $28.9 million compares to EBITDA of $28.1 million in the fourth quarter of 2002. The expected EBITDA of $28.9 million for the first quarter of 2003 includes a net $1.9 million non-recurring refund in 2003 from a local exchange carrier for access services rendered in previous years. GCI's first quarter 2003 EBITDA of $28.9 million exceeded guidance of $25.1 million to $28.1 million.

         "The results of the first quarter are in line with our expectations," said Ron Duncan, GCI president. "In view of the weak economy in the lower 48 states and WorldCom's special status, we are pleased with the results of our long distance business. Our other business units continue to perform in an exemplary way. We recently completed a major amendment to our senior credit facility which extends the term of the facility to October 31, 2007, provides new flexibility in spending on core-capital expenditures and will allow the acquisition or construction of redundant long haul fiber capacity between Alaska and the lower 48 states."

          The company's local services business added 3,000 access lines during the first quarter and now serves 99,000 local lines, an estimated 20 percent share of the total access line market in Alaska. GCI's statewide dial-up Internet platform remained steady at approximately 71,600 customers. More than 38,600 Internet customers are using GCI cable modem service, an increase of 2,400 over the fourth quarter of 2002. GCI cable television services now pass 198,380 homes and serve 136,283 basic subscribers. Basic subscribers increased sequentially by 228 subscribers from the fourth quarter of 2002. GCI experienced a slight loss in digital customers during the first quarter. Digital revenues for the first quarter of 2003 are up 18.8% sequentially when compared to the fourth quarter of

2002. GCI serves 30,200 digital customers in Anchorage, Fairbanks, Juneau and Kenai.

         Further detailed results and financial tables for the first quarter of 2003 will be released on May 7, 2003. GCI will also hold an institutional investor and analyst conference call on May 8, 2003 at 2 p.m. Eastern time. To access the briefing on May 8, dial 800-779-0488 (international callers should dial 630-395-0017) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions.

         The foregoing contains forward-looking statements regarding the company's expected results which are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

         Based on revenues, GCI is the largest Alaska-based and operated integrated telecommunications provider. The company provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

Non-GAAP Financial Reconciliation Schedule
(Amounts in Millions)
                                                                      Three Months Ended
                                                    March 31, 2003      March 31, 2002     December 31, 2002
                                                    --------------      ---------------    -----------------
   EBITDA (Note 1)                                 $      28.9               25.1                28.1
   Depreciation, amortization and accretion
    expense                                               13.5               14.0                14.6
                                                    --------------      ---------------    -----------------
         Operating income                                 15.4               11.1                13.5
                                                    --------------      ---------------    -----------------
   Other income (expense):
       Interest expense                                   (9.2)              (6.6)               (9.0)
       Deferred loan and senior notes fee
        expense                                           (1.1)              (0.8)               (3.2)
       Interest income                                     0.2                0.1                 0.2
                                                    --------------      ---------------    -----------------
         Other expense, net                              (10.1)              (7.3)              (12.0)
                                                    --------------      ---------------    -----------------
         Net income before income taxes and
           cumulative effect of a change in
           accounting principle                            5.3                3.8                 1.5

   Income tax expense                                      2.2                1.6                 1.0
                                                    --------------      ---------------    -----------------

         Net income before cumulative effect
           of a change in accounting principle             3.1                2.2                 0.5

   Cumulative effect of a change in
    accounting principle, net of income tax
    benefit of $0.4                                       (0.5)               ---                 ---
                                                    --------------      ---------------    -----------------

           Net income                              $       2.6                2.2                 0.5
                                                    ================    ===============    =================

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Net Interest expense, Taxes, and Depreciation and Amortization. EBITDA is not presented as an alternative measure of Net Income, Operating income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principals (GAAP.) GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.